Exhibit 99.1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the ordinary shares of Frontline Ltd., and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date:           September 3, 2019

URION HOLDINGS (MALTA) LIMITED

/s/ Robbert Maas
By: Robbert Maas, Director

CORTES HOLDING B.V.

/s/ Robbert Maas
By: Robbert Maas, Director

CORTES INVESTMENTS S.À.R.L.

/s/ Edward Riley
By: Edward Riley, Director

TRAFIGURA HOLDINGS PTE. LTD.

/s/ Christine Seet
By: Christine Seet, Company Secretary

TRAFIGURA GROUP PTE. LTD.

/s/ Christine Seet
By: Christine Seet, Company Secretary